EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2008 Second Quarter Results

ALPHARETTA, GEORGIA – August 11, 2008 – Neenah Paper, Inc. (NYSE:NP) today reported income from continuing operations for the second quarter 2008 of $6.2 million, or $0.42 per diluted common share, compared with income from continuing operations of $7.4 million, or $0.49 per diluted common share, for the second quarter of 2007. Consolidated net sales of $195 million in the second quarter of 2008 decreased six percent compared with the second quarter of 2007, as increased sales in Technical Products were offset by a decline in Fine Paper revenues.

Results for discontinued operations include the company’s Pictou pulp mill, which was sold on June 24, 2008, and the company’s timberlands holdings. In the second quarter of 2008, the loss from discontinued operations was $30.6 million, including an after-tax loss on disposal of $27.1 million, primarily for a non-cash charge to recognize deferred costs related to pensions. Excluding the loss on disposal, losses from discontinued operations were $3.5 million in the second quarter of 2008 and $4.8 million in the second quarter of 2007.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “While combined costs for raw materials and energy in the quarter increased $9 million compared with last year, we were able to offset more than half of this through higher pricing across our entire portfolio and improved mill efficiencies, including important benefits realized from the Fox River acquisition. We also continue to achieve significant volume growth in key products, such as filtration, abrasives and environmental fine papers, the last despite an unusually large decline in the uncoated free sheet market. With the sale of Pictou in June, we have essentially exited pulp and expect benefits from improved cash flows and return on capital. We have now turned our attention to realizing the substantial value from our timberland holdings in Nova Scotia.”

Fine Paper second quarter net sales of $85 million in 2008 declined from $104 million in 2007, primarily due to a decrease in shipments.  The lower volume reflected a double digit decline in market demand for premium uncoated free sheet products and intentional elimination of marginal business following the March 2007 Fox River acquisition. Fox River integration activities were completed in the quarter with the consolidation of finishing and distribution operations in Wisconsin. Operating income was $11.7 million in the second quarter of 2008 and $13.2 million in the second quarter of 2007.  The reduction in income was primarily due to lower volumes. Input cost increases of approximately $6 million were largely offset by improved manufacturing efficiencies and higher net prices. Operating results in the quarter also included a gain on the sale of the Urbana, Ohio mill and costs of an unplanned maintenance down.

Technical Products net sales of $110 million in the second quarter of 2008 compared to second quarter 2007 net sales of $102 million. The increase was due to the impact of foreign currency translation and higher net prices that were partly offset by lower overall volumes. While volumes grew significantly in filtration and abrasives, these gains were offset by lower export sales of tape due to the strong Euro and declines in other categories resulting from deliberate reductions of unprofitable grades and timing of certain orders. Operating income for the second quarter of 2008 was $6.0 million, compared to $8.7 million in the second quarter of 2007. Manufacturing input price increases of almost $3 million were partly offset by higher selling prices. Other manufacturing costs were higher in the quarter, as significantly improved operations at the Munising, Michigan mill were more than offset in Germany as a result of planned downtime and start up costs following capital investments.

Unallocated corporate and other expenses were $3.5 million in the second quarter of 2008 and $3.7 million in the second quarter of 2007. Total selling, general and administrative expense was $17.6 million in the second quarter of 2008 and $21.1 million in the second quarter of 2007, reflecting targeted reductions in spending in most areas.

Net interest expense of $6.1 million in the second quarter of 2008 decreased from $6.6 million in the second quarter of 2007 as a result of lower interest rates. Effective tax rates in the second quarter were 23 and 36 percent in 2008 and 2007, respectively. The lower rate in 2008 reflects a reduction in statutory rates in Germany following a tax law change.

Discontinued Operations

Net sales for discontinued operations in the second quarter of 2008 were $48 million, compared with $52 million in the same period of 2007. Lower sales volumes were partially offset by higher market prices for softwood pulp. Pre-tax losses of discontinued operations were $52.8 million of which $43.9 million was for losses related to the sale of the mill, primarily for a non-cash charge to recognize deferred pension costs. Second quarter losses from operations were $8.9 million in 2008 and $7.8 million in 2007. Both periods included costs for the Pictou mill annual maintenance down.

Year to Date

For the first six months, consolidated net sales from continuing operations were $400 million in 2008 and $379 million in 2007. Increased revenues in 2008 resulted from the

Fox River acquisition in March 2007, increased Technical Products sales due to the impact of foreign currency translation and an improved mix, and higher selling prices in all segments. Earnings from continuing operations were $0.99 per diluted common share in the first six months of 2008, compared to $1.16 per diluted common share in the prior year. Lower earnings in 2008 reflect significantly higher input costs that were partly offset by selling price increases, manufacturing efficiencies and reductions in other expenses.

Year to date net sales from discontinued operations were $99 million in 2008 and $104 million in 2007. Losses from discontinued operations were $112 million in 2008 and $0.2 million in 2007. In 2008, losses included $108 million to write down the assets to net realizable value and recognize the loss on the disposal of the mill. Excluding this charge, higher losses in 2008 resulted primarily from increased costs of fiber, energy and other raw materials, partly offset by lower taxes.

CONFERENCE CALL

Neenah Paper will hold a conference call to discuss second quarter earnings and other matters of interest at 11 a.m. (Eastern) on Tuesday, August 12. The call will be simultaneously broadcast via the internet, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through September 1, 2008.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net Sales	$194.5	$206.1	$400.1	$378.8
Cost of products sold	165.6	168.7	337.0	305.9
Gross Profit	28.9	37.4	63.1	72.9
Selling, general and administrative expenses	17.6	21.1	38.8	38.2
Other income - net	(2.9)	(1.9)	(7.8)	(2.9)
Operating Income	14.2	18.2	32.1	37.6
Interest expense-net	6.1	6.6	12.3	12.6
Income From Continuing Operations Before Income Taxes	8.1	11.6	19.8	25.0
(Benefit) provision for income taxes	1.9	4.2	5.1	7.5
Income From Continuing Operations	6.2	7.4	14.7	17.5
Loss From Discontinued Operations	(30.6)	(4.8)	(112.0)	(0.2)
Net Income (Loss)	$(24.4)	$2.6	$(97.3)	$17.3

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.43	$0.50	$1.00	$1.18
Discontinued Operations	(2.10)	(0.32)	(7.62)	(0.01)
	$(1.67)	$0.18	$(6.62)	$1.17
Diluted
Continuing Operations	$0.42	$0.49	$0.99	$1.16
Discontinued Operations	(2.08)	(0.32)	(7.55)	(0.02)
	$(1.66)	$0.17	$(6.56)	$1.14

Weighted Average Common
Shares Outstanding (000s)
Basic	14,591	14,857	14,707	14,835

Diluted	14,707	15,221	14,839	15,124

NEENAH PAPER INC AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net Sales:
Fine Paper	$84.5	$103.6	$181.5	$175.9
Technical Products	110.0	102.5	218.6	203.2
Intersegment Sales	—	—	—	(0.3)
Consolidated	$194.5	$206.1	$400.1	$378.8

Operating Income (Loss):
Fine Paper	$11.7	$13.2	$21.7	$25.6
Technical Products	6.0	8.7	14.1	18.9
Corporate and other	(3.5)	(3.7)	(3.7)	(6.9)
Consolidated	$14.2	$18.2	$32.1	$37.6

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2008	March 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$1.8	$1.5	$2.4
Accounts receivable - net	125.3	129.1	145.4
Inventories	99.2	94.3	110.6
Deferred income taxes	57.7	71.1	1.9
Other current assets	42.3	51.7	29.9
Assets held for sale - discontinued operations	5.5	64.4	—
Total current assets	331.8	412.1	290.2
Property, plant and equipment - net	342.4	340.7	432.3
Goodwill and other intangibles - net	149.8	150.7	140.2
Other non-current assets	43.9	24.6	70.1
Total assets	$867.9	$928.1	$932.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$19.4	$16.8	$10.9
Accounts payable	77.6	75.1	86.9
Accrued expenses	55.0	58.3	72.1
Liabilities related to discontinued operations	17.4	86.3	—
Total current liabilities	169.4	236.5	169.9
Long-term debt	342.5	343.4	321.2
Non-current employee benefits	83.6	82.7	109.9
Other noncurrent obligations	43.5	44.9	43.8
Total liabilities	639.0	707.5	644.8
Stockholders’ equity	228.9	220.6	288.0
Total Liabilities and Stockholders’ Equity	$867.9	$928.1	$932.8

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Activities
Net income (loss)	$(24.4)	$2.6	$(97.3)	$17.3
Depreciation and amortization	9.2	11.0	20.8	22.0
Stock-based compensation	0.7	1.8	2.0	3.5
Deferred income tax benefit	(26.9)	(0.3)	(56.8)	(1.1)
Asset impairment loss	0.7	—	91.2	—
Loss on disposal - transfer of Pictou Mill	(9.8)	—	29.7	—
Loss on disposal - transfer of Pictou post-employment benefit plans	53.7	—	53.7	—
Net cash provided by (used) in changes in operating working capital	9.5	6.8	(28.0)	(16.8)
Other	(1.6)	(0.7)	(14.6)	(3.3)
Cash provided by operating activities	11.1	21.2	0.7	21.6
Investing Activities
Capital expenditures	(10.7)	(17.4)	(17.8)	(23.6)
Acquisition of Fox River	—	(0.2)	—	(55.3)
Other	(0.2)	5.2	0.8	(6.8)
Cash used in investing activities	(10.9)	(12.4)	(17.0)	(85.7)
Financing Activities
Short and long-term borrowings	17.9	2.9	44.6	79.6
Repayment of debt	(16.3)	(16.2)	(16.3)	(16.6)
Share purchases	0.2	—	(9.4)	—
Cash dividends paid	(1.5)	(1.5)	(3.0)	(3.0)
Other	(0.2)	3.6	(0.2)	3.4
Cash provided by (used in) financing activities	0.1	(11.2)	15.7	63.4
Effect of exchange rates on cash and cash equivalents	—	—	—	0.2
Net increase (decrease) in cash and cash equivalents	$0.3	$(2.4)	$(0.6)	$(0.5)